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                                                                    EXHIBIT 21.1



                 Subsidiaries of Asset Acceptance Capital Corp.

AAC Investors, Inc.*

Asset Acceptance Holdings LLC

Asset Acceptance, LLC

CFC Financial, LLC

Consumer Credit, LLC

Financial Credit, LLC

Med-Fi Acceptance, LLC

RBR Holding Corp.*



* AAC Investors, Inc. and RBR Holding Corp. will become subsidiaries of Asset Acceptance Capital Corp. upon the effectiveness of the Reorganization.